Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Vieco 10 Limited:

We consent to the use of our report dated August 7, 2019, with respect to the combined balance sheets of Virgin Galactic Business as of December 31, 2018 and 2017, the related combined statements of operations and comprehensive loss, equity, and cash flows for each of the years in the two-year period ended December 31, 2018, and the related notes, included herein and to the reference to our firm under the heading “Experts” in the Proxy Statement/Prospectus.

/s/ KPMG LLP

Los Angeles, California

August 7, 2019